Exhibits 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Atmus Filtration Technologies Inc., a Delaware corporation having its principal office in Nashville, Tennessee (the “Company”), and Toni Y. Hickey (“Employee”).

Recitals

Employee has been employed with the Company on an at-will basis. Employee and Company have mutually agreed that Employee will, and hereby does, resign from her role as Chief Legal Officer and will accept a re-assignment as a Senior Executive Advisor effective as of April 15, 2024, through August 18, 2024, after which date Employee will, and hereby does, resign employment.

In consideration of Employee’s release and waiver of any and all claims Employee may have against the Company Released Parties (defined below) and Employee’s compliance with the terms and conditions of this Agreement, the Company is willing to provide Employee with certain special separation compensation and other consideration to Employee in accordance with the terms of this Agreement. In exchange for certain special separation compensation and other consideration as described in this Agreement, Employee is willing to waive and to release the Company Released Parties from any rights or claims that Employee may have, and to abide by the covenants and provisions contained in this Agreement.

Agreement

In consideration of the terms and promises below and the actions taken pursuant to this Agreement, the Company and Employee agree as follows:

Section 1.  Reassignment to Advisor Role. The Company hereby re-assigns Employee, and Employee accepts such re-assignment, from her current role of Chief Legal Officer, to Senior Executive Advisor, during which Employee will provide transition services to the Company’s legal and/or operations teams, but only as requested, and such services to include, without limitation, support for ongoing legal projects, consulting as reasonably requested for securities or other legal matters, requested strategy and planning, and other such services.  Employee will be employed in this role from the date of re-assignment, April 15, 2024, through the effective date of her resignation which shall be no later than August 18, 2024, (“Transition Period”), and at the end of the Transition Period, Employee’s employment will end. During the Transition Period, Employee will receive her full base salary and medical coverage benefits and will retain membership access to the following sites: Association of Corporate Counsel, National Association of Corporate Directors, and Practicing Law Institute, as well as access to all company benefits portals, as needed.

Section 2. Separation of Employment.  Employee hereby resigns from employment with the Company, and from any other position with the Company, effective August 18, 2024 (the “Separation Date”). The Company will pay Employee all earned but unpaid salary and any earned, but unused vacation time or paid time off owed to Employee as of the Separation Date (collectively, the “Final Regular and PTO Pay”) on the first regular payroll date after the Separation Date Employee acknowledges that with the payment of the Final Regular and PTO Pay, the Company will have paid all compensation, including, without limitation, all salary, wages, bonuses, incentive compensation, and paid time off/vacation, to which Employee would be entitled in connection with Employee’s employment with the Company, including during the Transition Period, and that, except as provided in this Agreement, Employee is not entitled to any additional compensation from the Company. Except for any applicable COBRA rights or as otherwise may be expressly provided in any applicable employee benefit plans, Employee’s eligibility to participate in, and/or Employee’s receipt of, all employee benefits terminated as of the Separation Date.

Section 3.   Special Consideration.  Contingent on the Agreement becoming effective (as set forth in Section 4 below) and Employee’s compliance with the covenants and obligations set forth in this Agreement, the Company agrees to provide Employee with the following special consideration, which Employee acknowledges Employee would not otherwise be entitled to receive under any benefit plan or policy, if Employee did not enter into this Agreement:

Separation Compensation.  The Company will pay Employee separation compensation in the form of salary continuation paid at the semi-monthly gross salary rate of Seventeen thousand nine hundred sixteen dollars and 67/100 Dollars ($17,916.67), less all applicable payroll tax withholdings, from the end of the Transition Period through April 14, 2025 (“Separation Period”).  In addition, the Company (i) will pay Employee a lump sum amount equal to Employee’s pro-rated actual bonus for the year 2024, calculated at the actual payout factor and paid at the normal time, with the year 2024 including the Transition Period employment; (ii) will pay for Employee’s continued medical coverage during the Separation Period as if Employee remained an active employee during such time, but which coverage period runs concurrently with Employee’s 18-month COBRA continuation period; and (iii) will provide Employee with outplacement services and financial counseling (through Goldman Sachs/Ayco or other provider made available to Executive Officers) during the Transition Period and Separation Period.  The salary continuation payments, the future payment of Employee’s pro-rated actual bonus, the medical coverage, the outplacement services, and the financial counseling are referred to herein as the “Separation Compensation”.  The salary continuation payments will commence on the next regular payroll date after the end of the Transition Period and will continue to be paid on each regular semi-monthly payroll date thereafter until paid in full, subject to the forfeiture provisions of Section 11 below. The pro-rated bonus will be paid at the normal time as when all other 2024 bonuses are paid to qualified employees, subject to the forfeiture provisions of Section 11 below.

No Contest of Claim for Unemployment Benefits.  The Company agrees not to contest any claim for unemployment insurance benefits that Employee may make or pursue in connection with the termination of Employee’s employment with the Company; provided, however, nothing herein shall prevent the Company from providing information in response to any request from a governmental agency relating to any compensation paid to Employee or otherwise providing any information required by law.

Section 3.  General Release and Waiver of Claims.  To the fullest extent permitted by applicable laws, Employee hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its and their current and/or former employees, officers, directors, members, shareholders, trustees, members, managers, representatives, agents, attorneys, insurers, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Employee signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Employee’s employment with the Company, the separation of Employee’s employment with the Company, and/or any acts, omissions or events occurring on or before the date Employee signs this Agreement; provided, however, Employee is not releasing or waiving (a) any claims that may arise after the date Employee signs this Agreement; (b) any rights under this Agreement, (c) any vested rights Employee may have under any employee benefit plan, including any vested rights under any 401(k) plan, or (d) any rights or claims that cannot be waived by applicable law, including, without limitation, any claim for unemployment insurance benefits. Without limiting the generality of the foregoing, Employee acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Employee has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Federal Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981, 1983 and 1985, the Federal Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et  seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Tennessee Human Rights Act, the Tennessee Disability Act, the Tennessee Public Protection act, all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims, tort claims, or other theories of recovery.

Employee acknowledges and agrees that she does not have any claims and is not entitled to any compensation arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq. Employee has been advised by the Company that this Agreement does not prohibit Employee from (x) filing an administrative complaint or charge with a governmental agency, such as the United States Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), relating to Employee’s employment with the Company or any of the other Company Released Parties; or (y) participating in any investigation by the EEOC, NLRB, or other governmental agency. However, Employee waives and releases, to the fullest extent permitted by applicable law, any and all entitlement to damages or any other form of personal relief arising from such complaint or charge or any legal action relating to any such complaint or charge. If the EEOC, any other administrative agency or other person brings a complaint, charge or legal action on Employee’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Employee signs this Agreement, Employee hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

Section 4.  ADEA Advisements.  Employee acknowledges that the Company has advised Employee as follows: (a) by entering into this Agreement, Employee is waiving and releasing, among other claims, all claims against the Company Released Parties under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Employee signs this Agreement; (b) the Company has advised Employee to consult with an attorney before signing this Agreement; (c) Employee has up to twenty-one (21) calendar days to consider and accept this Agreement by signing and returning this Agreement to the Company; if Employee decides to accept this Agreement, Employee must sign and date this Agreement where indicated on the signature page and return the signed Agreement to the Company with the 21-day review period; (d) Employee has the right to revoke this Agreement for any reason within seven (7) calendar days after Employee signs it, not counting the day upon which Employee signs it; if Employee decides to revoke this Agreement, Employee must deliver written notice of revocation to the Company within the seven-day revocation period; and (e) this Agreement will not become effective and be binding and enforceable until the seven-day revocation period has expired without Employee having exercised the right of revocation. If Employee revokes this Agreement, then this Agreement will be void and Employee will not be entitled to the separation compensation or other consideration set forth in Sections 2 and 3.

Section 5.  Employee’s Representations.  Employee represents and warrants that, as of the date of signing this Agreement: (a) Employee has not filed or submitted any complaint, charge or action of any kind in any forum, judicial, administrative or otherwise, against any of the Company Released Parties which complaint, charge or action is currently pending against any of the Company Released Parties with the EEOC, any other federal, state or local governmental agency, or any judicial body; (b) Employee has no known workplace injuries or occupational diseases; and (c) Employee has not sold, assigned or transferred to any other person or entity any claim, action, right or cause of action that Employee has or may have against any of the Company Released Parties or that is the subject of the general release and waiver of claims set forth in Section 3 of this Agreement.

Section 6.  Return of Company Property.  Employee represents and covenants (a) that by no later than the end of the Transition Period, Employee has returned, or will return, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, credit cards, files, laptops, cell phones, tablets, electronic devices, other equipment, business plans, financial statements, computer files, documents, electronic data in any storage medium, and/or any such other Company property or accounts in Employee’s possession or custody or under Employee’s control (including, without limitation, any applicable security keys and passwords for any the Company’s devices or accounts), and (b) that after the end of the Transition Period, Employee will not retain copies (hard copy or electronic) of any of the Company’s files, documents or electronic data, or any abstracts or summaries of such information.

Section 7.  Employee’s Disclosure and Other Rights.  Nothing in this Agreement or any other agreement to which Employee is subject shall be construed to prevent, restrict, or impede Employee from: (a) exercising protected rights to the extent that such rights cannot be waived by agreement; (b) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction; (c) reporting possible violations of law or regulation to any governmental agency; (d) filing an administrative charge with or participating in any government agency investigation or proceeding (although Employee waives the right to recover monetary damages or any other personal relief in any charge, complaint or lawsuit filed by a government agency or anyone else against any of the Company Released Parties for any claim arising out of or relating to any act, event or omission occurring on or before the date Employee signs this Agreement); or (e) making any other disclosure or engaging in any other activity that is protected by applicable law.

Section 8.  Confidentiality and Non-Disclosure.

Except as permitted by Section 7 above, Employee agrees to keep strictly confidential and not use for personal benefit or disclose to others any trade secrets, confidential and proprietary information, or other non-public information belonging to or relating to the Company, its Affiliates, and its or their business, customers, vendors, or personnel that Employee learned or acquired during Employee’s employment with the Company (“Confidential Information”). For purposes of this Agreement, “Affiliate” means, with respect to an entity, any other entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise. This confidentiality/non-disclosure obligation shall remain in effect with respect to any particular Confidential Information for as long as such information is confidential and/or protectable information under applicable law. This section supplements and does not supersede any other obligations, whether contractual or under applicable law, Employee has to maintain the confidentiality of, and not to use or disclose any of, the Confidential Information.

Notwithstanding anything to the contrary in this Agreement, any other agreement with the Company or any policy of the Company, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

Nothing in this Section 8 is intended to prohibit or impede Employee from making any statements or disclosures to any governmental agency or making any statements or disclosures, or engaging in any of the actions, permitted under Section 7 above.

Section 9.  Non-Disparagement.  Employee agrees and covenants that Employee will not make or publish any statement (whether made orally, in writing or via any electronic means—such as postings on the Internet or social media) that disparages or damages the reputation of any of the Company Released Parties, including, but not limited to, the Company and its officers, directors, agents or employees, or otherwise engage in any public criticism of the Company Released Parties; provided, however, nothing in this section is intended to prohibit or impede Employee from making any statements or disclosures, or engaging in any of the actions, permitted by Section 7. Likewise, the Company agrees and covenants not to make or publish any statement (whether made orally, in writing or via any electronic means – such as postings on the Internet or social media) that disparages or damages the reputation of the Employee, including statements related to potential future employment. If contacted to provide a reference or other information related to Employee’s employment with the Company, the Company agrees to provide a neutral reference only to confirm Employee’s title and dates of employment.

Section 10.  Cooperation.  For a period of thirty (30) days after the end of the Transition Period, Employee will, without any additional remuneration other than the Separation Compensation, reasonably cooperate and assist the Company in any work transition issues, including, without limitation, making herself reasonably available by phone and/or email to respond to questions and provide information regarding the work previously handled by Employee; provided, however, the foregoing cooperation obligation shall not preclude Employee from obtaining other full-time employment or in any way interfere unreasonably with any such other employment or self-employment. In addition, at any time upon reasonable request and notice from the Company, Employee will, without further consideration, be available to provide information, be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters concerning which Employee has or will have or may have knowledge as a result of or in connection with Employee’s employment by the Company. In performing Employee’s obligations under this section to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide information in response to such requests. Employee will comply with this commitment upon notice from the Company that it or its attorneys believe that Employee’s compliance would be helpful in supplying information or in the resolution of an investigation or the prosecution or defense of claims.

Section 11.  Forfeiture.  If Employee breaches any of the covenants or provisions set forth in this Agreement, then in such event (a) Employee will have forfeited Employee’s right to receive, and the Company will have no further obligation to pay, the Separation Compensation under Section 2(a), and Employee will be obligated to pay to the Company an amount equal to the amount of the Separation Compensation received by Employee under Section 2(a), with such amount being due and payable immediately upon the Company making written demand on Employee for such payment; provided, however, that Employee will, in any event, be entitled to receive or retain Five Hundred Dollars ($500) of the Separation Compensation. The parties acknowledge and agree that such forfeiture and claw back are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Employee’s breach of any covenant or provision of this Agreement and the Company reserves all such legal and/or equitable remedies. However, this section shall not apply to an action by Employee challenging the waiver of Employee’s claims or rights under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq.

Section 12.  No Admission.  This Agreement and the actions taken pursuant to the Agreement do not constitute an admission by the Company of any wrongdoing or liability to Employee, and the Company expressly denies any wrongdoing or liability. Employee’s execution of this Agreement does not constitute an admission by the Employee of any wrongdoing or liability to the Company, and Employee expressly denies any wrongdoing or liability. Nothing in this Section shall be deemed a waiver of the Company’s rights to seek legal action or recourse as it deems necessary to protect the Company’s interests.

Section 13.  No Reinstatement.  Employee acknowledges and agrees that she has no right to reinstatement or re-employment with the Company or its Affiliates. If Employee seeks employment with the Company or its Affiliates, the Company and its Affiliates shall have the right to deny Employee such employment, and Employee waives all claims, in any forum, relating to the denial of such employment.

Section 14.  No Other Benefits.  Employee acknowledges that, except as expressly provided in this Agreement, Employee is not entitled to any other severance or other benefits under any other agreement, plan, policy, or program that may be maintained by the Company or Company Released Parties, and Employee hereby waives any and all rights Employee may have under any such agreements, plans, policies, or programs.

Section 15.  Remedies. Employee recognizes that a breach by Employee of  this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, Employee agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from Employee.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement. However, the immediately preceding sentence shall not apply to any claim by Employee challenging the waiver of Employee’s claims or rights under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq.

Section 16.  Successors.  The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, equity sale, merger, consolidation or other corporate reorganization. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any legal successor or assignee of its business and/or assets. Employee shall not have the right to assign this Agreement or any of her rights or obligations under this Agreement.

Section 17.  Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed herein; provided, however, this Agreement does not supersede or affect any ongoing obligations or covenants to which Employee is subject under any non-disclosure, confidentiality, non-competition, non-solicitation, inventions assignment or similar agreement Employee may have entered into in connection with her employment with the Company, and this Agreement supplements Employee’s ongoing covenants and obligations under any such other agreement. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of the Company.

Section 18.  Governing Law; Construction.  This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without reference to conflict of law provisions, except to the extent as may be preempted by federal law of the United States. Employee and the Company agree that any legal action relating to this Agreement will be commenced and maintained exclusively before the appropriate state court in Davidson County, Tennessee, or in the United States District Court for the Middle District of Tennessee, Nashville Division. The parties hereby submit to the jurisdiction and venue of those courts and waive any right to challenge personal jurisdiction or venue in any action commenced or maintained in those courts, irrespective of whether Employee is a Tennessee resident and can be served with process in Tennessee. Employee irrevocably consents to the jurisdiction of the federal and state courts of Tennessee over Employee’s person. This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

Section 19.  Waiver of Jury Trial.  THE COMPANY AND EMPLOYEE EACH HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, REGARDLESS THE NATURE OF THE CLAIM OR COUNTERCLAIM, AND INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER CONTRACT, TORT OR STATUTORY LAWS.

Section 20.  Severability.  The provisions in this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular covenant, provision or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant or provision, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Company and Employee agree that any court interpreting any restrictive covenant of this Agreement shall, if necessary, reform any such provision to make it reasonable and enforceable under applicable law.

Section 21.  Counterparts.  This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means (including, without limitation, PDF format or DocuSign) are acceptable the same as original signatures for execution of this Agreement.

Section 22.  Acknowledgment.  Employee acknowledges that Employee has read this Agreement, Employee has been given ample time to consider this Agreement, Employee has had the opportunity to consult with Employee’s own attorney or other professional advisors concerning the Agreement if Employee so chooses, and Employee is knowingly and voluntarily entering into this Agreement, intending to be legally bound.

IN WITNESS WHEREOF, the Company and Employee have executed this Separation Agreement and General Release on the dates indicated below.

EMPLOYEE	COMPANY

TONI Y. HICKEY	ATMUS FILTRATION
TECHNOLOGIES INC.

/s/ Toni Y. Hickey	By:	/s/ Stephanie J. Disher
Employee
Printed Name:	Stephanie J. Disher

Date:	April 18, 2024	Title:	Chief Executive Officer

		Date:	April 18, 2024